Exhibit 99.2

GMAC ANNOUNCES CONSUMMATION OF ITS NOTES EXCHANGE OFFERS

NEW YORK (Dec. 31, 2008) – GMAC Financial Services today announced that it has consummated its separate private exchange offers and cash tender offers to purchase and/or exchange certain of its and its subsidiaries’ (the “GMAC offers”) and Residential Capital, LLC’s (the “ResCap offers”) outstanding notes specified in the tables below (the “GMAC old notes” and the “ResCap old notes”, respectively). Approximately $17.5 billion in aggregate principal amount (or 59%) of the outstanding GMAC old notes were validly tendered and accepted in the GMAC offers and approximately $3.7 billion in aggregate principal amount (or 39%) of the outstanding ResCap old notes were validly tendered and accepted in the ResCap offers.

Consummation of the GMAC offers will result in the issuance of approximately $11.9 billion aggregate principal amount of new GMAC senior guaranteed notes of various series and approximately $2.6 billion aggregate liquidation preference of new GMAC cumulative perpetual preferred stock.

The table below shows, for each series of existing GMAC notes, the aggregate principal amount tendered and accepted and the related aggregate principal amount of new senior guaranteed notes that will be issued.

Series of Old Notes	Principal Amount Tendered and Accepted		Principal Amount of Related New Senior Guaranteed Notes Issued
Euribor + 1.250% Notes due 2009	EUR	309,193,000	USD	323,103,000
4.750% Notes due 2009	EUR	225,680,000	USD	211,885,000
6.500% Notes due 2009	USD	149,677,000	USD	126,982,000
7.750% Notes due 2010	USD	1,181,709,000	USD	778,854,000
5.750% Notes due May 2010	EUR	36,734,000	USD	34,327,000
5.750% Notes due Sept. 2010	EUR	456,475,000	USD	448,949,000
6.625% Notes due 2010	GBP	51,833,000	USD	48,830,000
7.250% Notes due 2011	USD	1,202,931,000	USD	802,159,000
6.000% Notes due Apr. 2011	USD	174,284,000	USD	122,605,000
5.375% Notes due 2011	EUR	594,069,000	USD	570,441,000
6.875% Notes due 2011	USD	4,347,883,000	USD	3,087,771,000
6.000% Notes due Dec. 2011	USD	871,998,000	USD	562,268,000
7.000% Notes due 2012	USD	544,784,000	USD	357,492,000
6.625% Notes due 2012	USD	613,701,000	USD	407,348,000
6.000% Notes due 2012	EUR	136,772,000	USD	129,264,000
6.875% Notes due 2012	USD	1,198,666,000	USD	784,677,000
6.750% Notes due 2014	USD	1,194,091,000	USD	764,653,000
Libor + 2.200% Notes due 2014	USD	471,615,000	USD	294,768,000
8.000% Notes due 2031	USD	3,034,460,000	USD	1,995,021,000

Consummation of the ResCap offer will result in the issuance of approximately $688 million aggregate principal amount of new GMAC 7.50% senior notes due 2013 and approximately $483 million aggregate principal amount of new GMAC 8.00% subordinated notes due 2018.

The table below shows for each series of existing ResCap notes the aggregate principal amount tendered and accepted.

Series of Old Notes	Principal Amount Tendered and Accepted
Libor + 3.10% Floating Rate Notes due April 2009	USD	6,225,000
Libor + 3.83% Floating Rate Subordinated Notes due April 2009	USD	15,000,000
Libor + 3.10% Floating Rate Notes due May 2009	USD	12,940,000
8.500% Senior Secured Guaranteed Notes due 2010	USD	830,511,000
8.375% Notes due 2010	USD	429,211,000
Euribor + 3.45% Floating Rate Notes due 2010	EUR	18,100,000
8.000% Notes due 2011	USD	9,372,000
7.125% Notes due 2012	EUR	12,295,000
8.500% Notes due 2012	USD	15,089,000
8.500% Notes due 2013	USD	401,417,000
8.375% Notes due 2013	GBP	3,965,000
9.875% Notes due 2014	GBP	1,000,000
9.625% Junior Secured Guaranteed Notes due 2015	USD	1,889,828,000
8.875% Notes due 2015	USD	38,728,000

The cash elections for each of the GMAC offers and the ResCap offers were oversubscribed. As a result, each eligible holder who made a cash election in the GMAC offers will have approximately 23.2% of the amount of old notes it tendered accepted for cash, and the balance of old notes each such holder tendered that was not accepted for purchase for cash will be exchanged into new securities, in the amount determined pursuant to the applicable new securities exchange ratios, as if such holder had made a new securities election with respect to such balance of old notes. Furthermore, each eligible holder who made a cash election in the ResCap offers will have approximately 47.8% of the amount of old notes it tendered accepted for cash, and the balance of old notes each such holder tendered that was not accepted for purchase for cash will be exchanged into new securities, in the amount determined pursuant to the applicable new securities exchange ratios, as if such holder had made a new securities election with respect to such balance of old notes.

To determine the consideration paid, the principal amounts of old notes denominated in Euros and Sterling have been converted to U.S. dollars at currency exchange rates set on December 24, 2008 of $1.3964/EUR and $1.4673/GBP.

About GMAC Financial Services

GMAC Financial Services is a global finance company operating in and servicing North America, South America, Europe and Asia-Pacific. GMAC specializes in automotive finance, real estate finance, insurance, commercial finance and online banking. As of Dec. 31, 2007, the organization had $248 billion in assets and serviced 15 million customers. Visit the GMAC media site at http://media.gmacfs.com/ for more information.

Forward-Looking Statements

This press release contains various forward-looking statements within the meaning of applicable federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated.

The words “expect,” “anticipate,” “initiative,” “plan,” “intend,” “may,” “would,” “could,” “should,” “believe,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in or incorporated by reference into this press release, other than statements of historical fact, including, without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially due to numerous important factors that are described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, as updated by our subsequent Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K. Many of these risks, uncertainties and assumptions are beyond our control, and may cause our actual results and performance to differ materially from our expectations. Factors that could cause our actual results to be materially different from our expectations include, among others, the final settlement amounts and proration factors described above in this press release. Accordingly, you should not place undue reliance on the forward-looking statements contained or incorporated by reference in this press release. These forward-looking statements speak only as of the date on which the statements were made. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

Contacts:

Gina Proia

917-369-2364

914-714-9166-mobile

gina.proia@gmacfs.com

Toni Simonetti

917-369-2360

917-822-3392-mobile

toni.simonetti@gmacfs.com